F45 Reports First Quarter Fiscal 2022 Results

AUSTIN, Texas – May 16, 2022 – F45 Training Holdings Inc. (NYSE:FXLV) (“F45” or the “Company”), the fastest growing fitness franchisor in the world according to Entrepreneur, today announced financial results for the fiscal first quarter ended March 31, 2022.

“We delivered total revenue of over $50 million and Adjusted EBITDA of nearly $18 million for the first quarter, which were above expectations. In addition, we sold 706 new full fee-paying franchises during the quarter, which will provide a bridge to 1,500 new franchises sold for the full year (up from 1,000). In addition, we are reaffirming full-year guidance for 1,000 openings, which will be weighted to Q3 and Q4, as well as guidance for total revenue and Adjusted EBITDA. Finally, we are introducing guidance for free cash flow, which we expect to be between $50 million and $60 million for fiscal year 2022,” said Gilchrist, President, CEO, and Chairman of F45.

He continued, “Earlier this year we embarked on a formal process to establish new dedicated third-party franchise financing facilities. I am pleased to share that we have successfully established two new off-balance sheet facilities, which will provide franchisees with $250 million in committed capital from third-party lenders. These financings will provide the pathway to lend to approximately 1,000 of our 2,200 sold-but-not-yet-open backlog, and will help to secure our target of 1,000 new studio Openings this year.”

F45 currently has approximately 1,155 franchisees that have a contractual obligation to pay for and receive equipment packs by the end of 2022, as well as nearly 900 contracted franchises that are in the advance process of securing financing and / or finalizing a lease so they can commence their opening process. Additionally, the Company has commenced a process to raise additional off-balance sheet franchise financing capital in Australia to fund expansion around the world for 2023.

“F45 is asset light, balance sheet strong, cash generating and delivers the world’s best workout. We continue to demonstrate an ability to successfully navigate challenges that are outside our sphere of influence such as global pandemics, supply chain delays in 2020 and franchise financing. With the launch of David Beckham we continue to see incredible amounts of demand from prospective franchisees globally and thank our HQ team, Mark Wahlberg and our existing franchisees for being the true champions of this business and we look forward to continuing to transform our members lives,” said Gilchrist.

First Quarter Fiscal 2022 Highlights Compared to First Quarter Fiscal 2021

•Total revenue increased from the prior year period by 175% to $50.0 million.
•Same-store sales increased 6% globally and 40% in the United States.
•System-wide sales increased 25% globally to $117.4 million, and 73% in the United States to $52.7 million.
•System-wide visits increased 6% globally to 7.2 million, and 37% in the United States to 3.1 million.
•Net Franchises Sold totaled 706.
•Net Initial Studio Openings totaled 117.
•Reported net income of $2.5 million.
•Adjusted EBITDA increased from the prior year period by 235% to $17.7 million.(1)

(1) Please refer to explanation of non-GAAP financial measure for Adjusted EBITDA.

Operating Results for the First Quarter Ended March 31, 2022

Total revenue increased $31.8 million, or 175%, to $50.0 million from $18.2 million as compared to the prior year period.

• Franchise revenue increased $6.7 million, or 51%, to $19.9 million from $13.2 million in the prior year period. The increase in franchise revenue was driven by the increase in establishment, monthly franchise fees and other franchise-related fees.

• Equipment and merchandise revenue increased $25.1 million, or 499%, to $30.1 million from $5.0 million in the prior year period. The increase in equipment and merchandise revenue was driven by the delivery of approximately 240 World Packs during the quarter.

Gross profit increased $24.0 million, or 174%, to $37.8 million from $13.8 million as compared to the prior year period. Gross profit margin of76%, which was in line with the same period last year.

Selling, general and administrative (“SG&A”) expenses were $32.1 million, compared to $16.8 million in the first quarter last year. The increase in SG&A expense was primarily due to significant one-time expenses including legal settlements, relocation expenses, stock-based compensation, and COVID-19 concessions.

Net income was $2.5 million, compared to net loss of $36.8 million in the first quarter last year.

Adjusted EBITDA was $17.7 million, compared to $5.3 million in the prior year period. Adjusted EBITDA margin of 35% represented an increase of 640 basis points from the same period last year.

Financial Outlook

The Company is providing the following financial guidance for the year ending December 31, 2022, which assumes no significant worsening of the COVID-19 pandemic that materially impacts performance, such as prolonged studio closures or other mandated operational restrictions:

•Full-year net New Franchises Sold of approximately 1,500, compared to the prior guidance of 1,000.
•Full-year net Initial Studio Openings of approximately 1,000, which is expected to be weighted towards the back half of the year.
•Full-year revenue between $255 million and $275 million.
•Full-year Adjusted EBITDA between $90 million and $100 million.
•Full-year free cash flow of between $50 million and $60 million.

Conference Call

A conference call to discuss the Company’s first quarter results is scheduled for March 16, 2022, at 4:30 P.M ET. To participate, please dial 844-200-6205 or 646-904-5544 for international callers, and use the passcode 640407. The call is also accessible via webcast at https://ir.f45training.com/. A recording will be available shortly after the conclusion of the call. To access the replay, please dial 866-813-9403 or 929-458-6194, for international callers, and use the passcode 647709. An archive of the webcast will be available on F45 Training Holdings’ investor relations website.

About F45

F45 offers consumers functional 45-minute workouts that are effective, fun and community-driven. F45 utilizes proprietary technologies: a fitness programming algorithm and a patented technology-enabled delivery platform that leverages a rich content database of over 8,000 unique functional training movements across modalities to offer new workouts each day and provide a standardized experience across the Company’s global footprint.

For more information, please visit www.f45training.com.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release presents certain other supplemental financial measures, including Adjusted EBITDA and free cash flow, which is a measurement that is not calculated in accordance with GAAP. Management believes that Adjusted EBITDA and free cash flow is useful to management as it allows investors to evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions, and compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization and adjusted to exclude the impact of sales tax liability, transaction expenses, certain legal costs and settlements, COVID-19 concessions, growth and new market development expense as well as certain other items identified as affecting comparability, when applicable. Adjusted EBITDA eliminates non-cash depreciation and amortization expense that results from our capital investments and intangible assets, as well as income taxes, which may not be comparable with other companies based on our tax structure. Free cash flow is defined as cash flows from operating activities less capital expenditures. Adjusted EBITDA and free cash flow should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Other companies may define Adjusted EBITDA differently and, as a result the Company’s measures of Adjusted EBITDA, it may not be directly comparable to those of other companies. A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included at the end of this press release.

Financial Metrics and Other Data

This press release includes several key financial metrics and other data used by the Company management in assessing the Company’s results of operations:

“Initial Studio Openings” means the number of studios that were determined to be first opened during such period. Prior to October 1, 2021, We classify an Initial Studio Opening to occur in the first month in which the studio first generates monthly revenue of at least $4,500. Starting on October 1, 2021, we classify an Initial Studio Opening to occur in the month in which we record the initial studio opening in our internal systems. Any studios that do not have an Initial Studio Opening under the prior definition are included as of October 1, 2021. Initial Studio Openings are not adjusted downward for studios that were temporarily closed due to the COVID-19 pandemic or otherwise.

“New Franchises Sold” means, for any specific period, the number of franchises sold during such period using the methodology set forth below for “Total Franchises Sold.”

“Open Studios” means the number of studios that were open for business as of a certain date. A studio may be classified as an Open Studio regardless of whether or not it generated minimum monthly revenue of $4,500. During the COVID-19 pandemic, a significant portion of our network was forced to temporarily close, which reduced the number of Open Studios. As studios re-open in accordance with state and local regulations, they are reflected in the Open Studios figures.

“Same store sales” means, for any reporting period, studio-level revenue generated by a comparable base of franchise studios, which we define as open studios that have been operating for more than 16 months.

“System-wide Sales” are defined as all payments made to our studios and includes payment for classes, apparel and other sales for a given period. We track System-wide Sales as an indication of the strength of our franchisee network.

“System-wide Visits” means the number of registered individual workouts for any specified period. A workout is registered when the consumer checks into a class.

“Total Franchises Sold” represents, as of any specified date, (i) the total number of signed franchise agreements in place as of such date for which an establishment fee has been paid and (ii) the total number of franchises committed in a multi-studio agreement in place as of such date for which an upfront payment has been made, in each case that have not been terminated. Each new franchise is included in the number of total franchises sold from the date on which such franchise first satisfies the condition in clause (i) or (ii) above, as applicable. total franchises sold includes franchise arrangements in all stages of development after signing a franchise agreement, and includes franchises with open studios. Franchises are removed from total franchises sold upon termination of the franchise agreement.

“Total Studios” as of any specified date, means the total cumulative Initial Studio Openings as of that date less cumulative permanent studio closures as of that date. Total Studios are not adjusted downward for studios that were temporarily closed due to the COVID-19 pandemic or otherwise.

Forward-Looking Statements

F45’s financial outlook and other statements in this press release that refer to future plans and expectations are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. Words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” “or negatives of these words and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to F45’s strategy, total addressable market and market opportunity, financial outlook, business plans, the pending acquisition of Vive Active and the anticipated benefits, future macroeconomic conditions, future impacts of the COVID-19 pandemic, and future products and services, also identify forward-looking statements. All forward-looking statements included in this press release are based on management’s expectations as of the date of this press release and, except as required by law, F45 disclaims any obligation to update these forward- looking statements to reflect future events or circumstances.

Forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following: our dependence on the operational and financial results of, and our relationships with, our franchisees and the success of their new and existing studios; our ability to protect our brand and reputation; our ability to identify, recruit and contract with a sufficient number of qualified franchisees; our ability to execute our growth strategy, including through development of new studios by new and existing franchisees; our ability to manage our growth and the associated strain on our resources; our ability to successfully integrate any acquisitions, or realize their anticipated benefits; the high level of competition in the health and fitness industry; economic, political and other risks associated with our international operations; changes to the industry in which we operate; our reliance on information systems and our and our franchisees’ ability to properly maintain the confidentiality and integrity of our data; the occurrence of cyber incidents or a deficiency in our cybersecurity protocols; our and our franchisees’ ability to attract and retain members; our and our franchisees’ ability to identify and secure suitable sites for new franchise studios; risks related to franchisees generally; our ability to obtain third-party licenses for the use of music to supplement our workouts; certain health and safety risks to members that arise while at our studios; our ability to adequately protect our intellectual property; risks associated with the use of social media platforms in our marketing; our ability to obtain and retain high-profile strategic partnership arrangements; our ability to comply with existing or future franchise laws and regulations; our ability to anticipate and satisfy consumer preferences and shifting views of health and fitness; our business model being susceptible to litigation; the increased expenses associated with being a public company; the occurrence of any event, change, or other circumstances that could give rise to the termination of the agreement to acquire Vive Active; the inability to timely complete or complete the Vive

Active acquisition because of the failure to satisfy conditions to closing set forth in the acquisition agreement; the risk that the Vive Active transaction disrupts our current plans and operations and/or Vive Active as a result of the announcement, pendency or consummation of the transaction; the ability to successfully integrate the operations and employees of Vive Active into our operations; the ability to recognize the anticipated benefits of the Vive Active acquisition; and additional factors discussed in our filings with the Securities and Exchange Commission (the “SEC”). Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Detailed information regarding these and other factors that could affect F45’s business and results is included in F45’s SEC filings, including in the section titled “Risk Factors” in F45’s Final Prospectus dated July 14, 2021.

F45 Training Holdings Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share data)
(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$13,992	$42,004
Accounts receivable, net	45,200	27,788
Due from related parties	2,739	2,442
Inventories	16,622	12,300
Deferred costs	2,021	1,887
Prepaid expenses	32,724	12,706
Other current assets	18,442	9,515
Total current assets	131,740	108,642
Property and equipment, net	8,870	5,645
Deferred tax assets, net	22,755	22,716
Goodwill	4,614	4,614
Intangible assets, net	28,921	28,446
Deferred costs, net of current	12,476	11,871
Other long-term assets	27,246	21,960
Total assets	$236,622	$203,894

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$38,519	$36,594
Deferred revenue	10,452	7,137
Interest payable	174	276
Current portion of long-term debt	—	—
Income taxes payable	12,144	9,624
Total current liabilities	61,289	53,631
Deferred revenue, net of current	3,865	7,385
Long-term derivative liabilities	—	—
Long-term debt, net of current	31,600	—
Other long-term liabilities	13,717	12,605
Total liabilities	110,471	73,621
Commitments and contingencies (Note 13)
Stockholders’ equity
Common stock, $0.00005 par value; 95,682,833 and 95,806,063 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	6	5
Additional paid-in capital	655,405	662,946
Accumulated other comprehensive income	1,509	603
Accumulated deficit	(356,049)	(358,561)
Less: Treasury stock	(174,720)	(174,720)
Total stockholders' equity	126,151	130,273
Total liabilities and stockholders' equity	$236,622	$203,894

F45 Training Holdings, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share amounts and share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Franchise (Related party: $2,616 and $45 for the three months ended March 31, 2022 and 2021, respectively)	$19,860	$13,156
Equipment and merchandise (Related party: $7 and $0 for the three months ended March 31, 2022 and 2021, respectively)	30,148	5,035
Total revenues	50,008	18,191
Costs and operating expenses:
Cost of franchise revenue	1,231	1,214
Cost of equipment and merchandise (Related party: $3,286 and $941 for the three months ended March 31, 2022 and 2021, respectively)	10,943	3,181
Selling, general and administrative expenses	32,090	16,828
Total costs and operating expenses	44,264	21,223
Income (loss) from operations	5,744	(3,032)
Loss on derivative liabilities, net	—	25,505
Interest expense, net	126	8,415
Other expense, net	570	291
Income (loss) before income taxes	5,048	(37,243)
Provision (benefit) for income taxes	2,536	(398)
Net income (loss)	$2,512	$(36,845)

Other comprehensive income (loss)
Unrealized gain on interest rate swap, net of tax	—	71
Foreign currency translation adjustment, net of tax	906	(32)
Comprehensive income (loss)	$3,418	$(36,806)

Per share data:
Earnings (loss) per share
Basic	$0.03	$(1.26)
Diluted	$0.03	$(1.26)

Shares used in computing earnings per share
Basic	95,709,671	29,281,514
Diluted	96,687,283	29,281,514

F45 Training Holdings Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022		2021
Cash flows from operating activities
Net income (loss)	$2,512	$(36,845)	$(36,845)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	286		71
Amortization of intangible assets	888		133
Amortization of deferred costs	626		448
Accretion and write-off of debt discount	—		1,376
Bad debt expense	1,464		1,666
Stock-based compensation	2,073		—
Deferred income taxes	—		361
In-kind marketing	57		—
Loss on derivative liabilities, net	—		25,505
Provision for inventories	(52)		—
Paid-in-kind interest accrual	—		6,300
Unrealized foreign currency transaction gains	381		151
Changes in operating assets and liabilities:
Due from related parties	(294)		1,084
Accounts receivable, net	(16,413)		(5,306)
Inventories	(4,160)		(3,495)
Prepaid expenses	(20,085)		292
Other current assets	(12,498)		(1,021)
Deferred costs	(1,194)		(668)
Other long-term assets	(8,068)		(1,594)
Accounts payable and accrued expenses	1,963		6,891
Deferred revenue	3,527		3,654
Interest payable	(104)		(39)
Income taxes payable	3,149		(432)
Other long-term liabilities	952		1,267
Net cash used in operating activities	(44,990)		(201)
Cash flows from investing activities
Purchases of property and equipment	(2,117)		(67)
Purchases of intangible assets	(1,296)		(112)
Net cash used in investing activities	(3,413)		(179)
Cash flows from financing activities
Borrowings under revolving facility	31,600		—
Repayments under term facility	—		(1,313)
Taxes paid related to net share settlement of equity awards	(10,991)		—
Net cash provided by (used in) financing activities	$20,609		$(1,313)
Effect of exchange rate changes on cash and cash equivalents	(218)		(384)
Net decrease in cash and cash equivalents	(28,012)		(2,077)
Cash and cash equivalents at beginning of period	42,004		28,967
Cash and cash equivalents at end of period	$13,992		$26,890

Supplemental disclosures of cash flow information:
Income taxes paid	$222		$—
Interest paid	68		601

	Three Months Ended March 31,
	2022	2021
Supplemental disclosure of noncash financing and investing activities:
Property and equipment included in accounts payable and accrued expenses	$1,008	$—
Intangible assets included in accounts payable and accrued expenses	184	—
Deferred offering costs included in accounts payable and accrued expenses	—	194

F45 Training Holdings Inc.
SEGMENTS INFORMATION
(in thousands)
(unaudited)

	For the Three Months Ended March 31, 2022			For the Three Months Ended March 31, 2021
	Revenue	Cost of revenue	Gross profit	Revenue	Cost of revenue	Gross profit
United States:
Franchise	$12,401	$1,015	$11,386	$7,015	$1,022	$5,993
Equipment and merchandise	22,848	7,754	15,094	2,481	1,478	1,003
	$35,249	$8,769	$26,480	$9,496	$2,500	$6,996
Australia:
Franchise	$3,448	$119	$3,329	$3,289	$178	$3,111
Equipment and merchandise	2,130	1,733	397	839	807	32
	$5,578	$1,852	$3,726	$4,128	$985	$3,143
Rest of World:
Franchise	$4,011	$97	$3,914	$2,852	$14	$2,838
Equipment and merchandise	5,170	1,456	3,714	1,715	896	819
	$9,181	$1,553	$7,628	$4,567	$910	$3,657
Consolidated:
Franchise	$19,860	$1,231	$18,629	$13,156	$1,214	$11,942
Equipment and merchandise	30,148	10,943	19,205	5,035	3,181	1,854
	$50,008	$12,174	$37,834	$18,191	$4,395	$13,796

TOTAL FRANCHISES SOLD
(unaudited)

	Three Months Ended March 31, 2022				Three Months Ended March 31, 2021
	U.S.	Australia	ROW	Total	U.S.	Australia	ROW	Total
Total Franchises Sold, beginning of period	1,710	803	788	3,301	931	679	634	2,244
New Franchises Sold, net(a)	692	1	13	706	10	(3)	(4)	3
Total Franchises Sold, end of period	2,402	804	801	4,007	941	676	630	2,247

(a) New Franchises Sold are shown net of franchises that were signed but subsequently terminated prior to the initial studio opening.

TOTAL STUDIOS
(unaudited)

	Three Months Ended March 31, 2022				Three Months Ended March 31, 2021
	U.S.	Australia	ROW	Total	U.S.	Australia	ROW	Total
Total Studios, beginning of period	654	653	442	1,749	486	616	335	1,437
Initial Studio Openings, net(a)	73	10	34	117	32	1	17	50
Total Studios, end of period	727	663	476	1,866	518	617	352	1,487

(a) Initial Studio Openings are shown net of studios that have permanently closed which had a recorded initial studio opening.

GAAP to Non-GAAP Reconciliation
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021

Net income (loss)	$2,512	$(36,845)
Interest expense, net	126	8,415
Provision (benefit) for income taxes	2,536	(398)
Depreciation and amortization	1,174	204
Amortization of deferred costs	626	448
EBITDA	$6,974	$(28,176)
Sales tax reserve (a)	—	100
Transaction fees (b)	1,788	1,582
Loss on derivative liabilities (c)	—	25,505
Certain legal costs and settlements (d)	2,325	2,537
Stock-based compensation (e)	2,603	—
Recruitment (f)	655	—
COVID concessions (g)	896	2,482
Relocation (h)	724	69
Development costs (i)	1,699	1,171
Adjusted EBITDA	$17,664	$5,270

(a) Represents the impact of one-time sales tax liability arising from a timing change in the ability to enforce certain contractual terms in arrangements with franchisees.
(b) Represents transaction costs incurred as a part of a reorganization, acquisition-related costs in a business combination, and the issuance of preferred and common shares, including legal, tax, accounting and other professional services.
(c) Represents loss on derivative liabilities associated with the convertible note.
(d) Represents certain one-time legal costs, primarily related to litigation activities and legal settlements.
(e) Represents stock-based compensation of our employees, non-employees and directors associated with our initial public offering.
(f) Represents one-time recruitment expense of executive leadership and essential public-company roles.
(g) Represents concessions made to studios impacted by COVID, including one time COVID-19 related write-offs.
(h) Represents costs incurred as a part of the relocation of our corporate headquarters.
(i) Represents one-time non-recurring costs incurred with launch of new brands.

Investor and Media Relations:
Bruce Williams, Managing Director ICR, Inc.
F45IR@icrinc.com
332-242-4303

Source: F45 Training Holdings Inc.